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                                                                     EXHIBIT 5.1


                     [Letterhead of Robert Normile, Esq.]



                                  May 21, 1999



Ladies and Gentlemen:

          I am the Senior Vice President, General Counsel and Secretary of Mattel, Inc., a Delaware corporation (the "Company"). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (i) an aggregate of 16,692,146 shares of the common stock (the "Shares"), $1.00 par value per share, of the Company, which are to be offered and sold by the Company pursuant to the Plans (as defined below) and
(ii) the preference share purchase rights of the Company issuable together with the Shares (the "Rights"). For purposes of this opinion, the "Plans" are: (a) The Learning Company, Inc. Long Term Equity Incentive Plan; (b) The Learning Company, Inc. 1996 Stock Option Plan; (c) The Learning Company, Inc. 1996 Non-Employee Director Stock Option Plan; (d) Softkey International Inc. 1994 Non-Employee Director Stock Option Plan; (e) The Learning Company Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1990; (f) The Learning Company 1986 Stock Option Plan; (g) the Minnesota Educational Computing Corporation (MECC) Amended and Restated 1995 Stock Incentive Plan; (h) the Minnesota Educational Computing Corporation (MECC) Amended and Restated 1991 Restricted Stock Purchase and Non-Qualified Option Plan; (i) the Palladium Interactive, Inc. 1997 Stock Option Plan; (j) the Palladium Interactive, Inc. 1996 Stock Option Plan; (k) the Creative Wonders, Inc. 1997 Stock Option Plan;
(l) the Creative Wonders, Inc. 1994 Stock Option Plan; (m) the 1996 Employee and Consultant Stock Option Plan of Broderbund Software, Inc.; (n) the Second Amended and Restated 1986 Employee and Consultant Stock Option Plan of Broderbund Software, Inc.; (o) the PF. Magic, Inc. 1992 Stock Plan; (p) the TEC Direct, Inc. Stock Option Plan; (q) the Microsystems Software, Inc. 1994 Incentive Stock Option Plan; and (r) the Skills Bank Corporation Incentive Stock Option Plan (collectively, the "Plans").

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-8 that relates to the proposed issuance and sale of the Shares pursuant to the Plans (the "Registration Statement"). Such Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

          In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

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          Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that, (i) the Shares, when offered, sold and paid for pursuant to the terms and conditions of the applicable Plans, will be duly authorized and validly issued, fully paid and non-assessable and (ii) when the Rights issuable together with the Shares to be issued pursuant to the Plans have been issued in accordance with the Rights Agreement dated February 7, 1992 between the Company and The First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of the Company entitled to the benefits of the Rights Agreement.

          I express no opinion other than on the laws of the State of California and the General Corporation Law of the State of Delaware.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.


                              Very truly yours,


                              /s/  Robert Normile
                              -------------------
                              Robert Normile, Esq.
                              Senior Vice President,  General Counsel
                              and Secretary